EXHIBIT (8)(I)
                                     CUSTODIAN AGREEMENT

                         (ADDITION OF THE INTERNATIONAL EQUITY FUND)


Firstar Trust Company
P.O. Box 2054
Milwaukee, WI   53201

Gentlemen:

          Pursuant to Paragraph 16 of the Custodian Agreement dated as of July 29, 1988 and amended as of May 1, 1990, between you and Portico Funds, Inc. (formerly, Elan Funds, Inc.) (the "Company"), the Company requests that you render services as Custodian under the terms of said agreement with respect to the International Equity Fund. Your compensation for the services provided under said agreement for said additional portfolio shall be determined in accordance with the fee schedule attached hereto.

          Please sign two copies of this letter where indicated to signify your agreement to serve as Custodian and to the compensation terms set forth on the attached fee schedule.

                                   Sincerely,

Dated:  August 19, 1997            PORTICO FUNDS, INC.



                                   By:/s/ James M. Wade
                                          --------------------------
                                          (Authorized Officer)
ACKNOWLEDGED AND AGREED:

FIRSTAR TRUST COMPANY


By:/s/ Joseph C. Neuberger         Dated:  August 19, 1997
       ----------------------------
       (Authorized Officer)









                             FIRSTAR TRUST COMPANY
                              MUTUAL FUND SERVICES

            MUTUAL FUND CUSTODIAL AGENT SERVICE ANNUAL FEE SCHEDULE
                                      FOR
                           International Equity Fund
                           -------------------------


Annual Fee  based on total assets of the Portico Fund:
----------
0.02% on the first $2 billion
0.15% on the next $2 billion
0.01% on the balance in excess of $4 billion


Investment Transactions: Purchase, sale, exchange, tender, redemption (maturity), receipt and delivery.

$12.00    per Book Entry Securities (Depository or Federal
          Reserve System).
$25.00    per Definitive Security (Physical).
$75.00    per Euroclear.
$ 8.00    per Principal reduction on pass-through certificates.
$35.00    per Option/Futures Contract.
$15.00    per variation margin transaction.
$25.00    per Mutual Fund trade
$15.00    per Fed Wire deposit or withdrawal


Extraordinary expenses based on time and complexity involved.

Out-of-Pocket Expenses:  Charged on the account.

Fees are billed quarterly based on the value at the beginning of the quarter.